Exhibit 99.1

Vista Equity Partners Announces Successful

Completion of Cash Tender Offer for Shares of Websense, Inc.

(San Diego, CA June 25, 2013) – Vista Equity Partners announced today the successful completion of the tender offer by Tomahawk Merger Sub, Inc., a wholly owned subsidiary of Tomahawk Acquisition, LLC and an affiliate of Vista Equity Partners, for all of the outstanding shares of common stock of Websense, Inc. (“Websense”) at a purchase price of $24.75 per share. The tender offer expired at 9:00 a.m., New York City time, on June 25, 2013. As of the expiration of the tender offer, approximately 77% of the outstanding shares of common stock of Websense were validly tendered and not withdrawn in the tender offer (not counting as validly tendered shares tendered through notice of guaranteed delivery and not actually delivered). All of such shares have been accepted for payment in accordance with the terms of the tender offer.

As a result of the tender offer and the exercise by Tomahawk Merger Sub, Inc. of its right under the merger agreement pursuant to which the tender offer was made to purchase additional shares from Websense, Tomahawk Merger Sub, Inc. now owns at least 90% of the outstanding shares of Websense, which will allow Tomahawk Merger Sub, Inc. to complete and close the merger of Tomahawk Merger Sub, Inc. with and into Websense without stockholder approval.

Upon completion of the merger, which the parties anticipate will occur today, Websense will become a wholly-owned subsidiary of Tomahawk Acquisition, LLC. All outstanding shares of common stock of Websense, other than shares held by Tomahawk Acquisitions, LLC, Tomahawk Merger Sub, Inc., or Websense and shares held by Websense’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $24.75 offer price per share. In addition, the parties anticipate that the common stock of Websense will cease to be traded on the NASDAQ Capital Stock Market after market close today following completion of the merger.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN) is a global leader in protecting organizations from the latest cyber attacks and data theft. Websense TRITON comprehensive security solutions unify web security, email security, mobile security and data loss prevention (DLP) at the lowest total cost of ownership. Tens of thousands of enterprises rely on Websense TRITON security intelligence to stop advanced persistent threats, targeted attacks and evolving malware. Websense prevents data breaches, intellectual property theft and enforces security compliance and best practices. A global network of channel partners distributes scalable, unified appliance- and cloud-based Websense TRITON solutions. Websense TRITON stops more threats, visit www.websense.com/proveit to see proof. To access the latest Websense security insights and connect through social media, please visit social.websense.com. For more information, visit www.websense.com and www.websense.com/triton.

About Vista Equity Partners

Vista Equity Partners, a U.S. based private equity firm with offices in San Francisco, Chicago and Austin, currently invests over $7 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For further information please visit www.vistaequitypartners.com.

Forward Looking Statements

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Websense’s current expectations regarding the proposed transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Websense’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Websense’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its subsequently filed SEC reports. Websense does not undertake any obligation to update these forward-looking statements except to the extent otherwise required by law.

Investor Contact:

Avelina Kauffman

Websense, Inc.

(858) 320-9364

akauffman@websense.com

Media Contact:

Patricia Hogan

Websense, Inc.

(858) 320-9393